Filed pursuant to Rule 433

Registration No. 333-130580

April 17, 2007

HSBC Finance Corporation

Final Term Sheet

Lead Manager:	HSBC Securities (USA) Inc. (81%)
Co-Managers:

BNP Paribas Securities Corp. (2.5%)

Calyon Securities (USA) Inc. (2.5%)

Commerzbank Capital Markets Corp (2.5%)

National Australia Bank Limited (2.5%)

Santander Investment Securities Inc. (2.5%)

SG Americas Securities, LLC (2.5%)

Comerica Securities, Inc. (2.0%)

Fifth Third Securities, Inc. (2.0%)

Structure:	5-year Global Floating Rate Notes
Ratings:	Aa3/AA-/AA-(Positive Outlook/Positive Outlook/Positive Outlook)
Pricing Date:	April 17, 2007
Settlement Date:	April 24, 2007
Maturity Date:	April 24, 2012
Form of Note:	Senior Notes
Form of Offering:	SEC Registered Global
CUSIP:	40429CFY3
ISIN:	US40429CFY30

Transaction Details

Principal Amount:	$1,000,000,000
Pricing Benchmark:	3M USD LIBOR
Re-offer Yield:	3M USD LIBOR + 27 bps
Interest Rate Source:	USD-LIBOR-BBA (Reuters screen LIBOR01 page)
Price to Investor:	100.000%
Gross Fees:	0.300%
All-in Price to Issuer:	99.700%
Total Proceeds to Issuer:	$997,000,000
Interest Pay Frequency:	Quarterly
Coupon Payment Dates:	Quarterly on the 24th of April, July, October, and January commencing July 24th, 2007
Call Features:	NCL
Day Count:	Actual/360
Day Count Convention:	Modified Following, Adjusted
Payment Days:	New York & London
Interest Determination Date:	Two London Business Days
Minimum Denominations:	$100,000 and integral multiples of $1,000 thereafter
Listing: Trustee:	NYSE Wells Fargo Bank, National Association

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-811-8049.